OPINION & CONSENT OF ROPES & GRAY LLP

ROPES & GRAY LLP

PRUDENTIAL TOWER

800 BOYLSTON STREET

BOSTON, MA 02199

WRITER’S DIRECT DIAL NUMBER: (617) 951-7439

July 24, 2015

Sterling Capital Funds

434 Fayetteville Street Mall, Fifth Floor

Raleigh, North Carolina 27601

Ladies and Gentlemen:

You have registered under the Securities Act of 1933, as amended (the “Act”) an indefinite number of shares of beneficial interest of Sterling Capital Funds (the “Trust), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the “1940 Act”). This opinion is being furnished in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”) with respect to Sterling Capital Stratton Mid Cap Value Fund, Sterling Capital Stratton Real Estate Fund and Sterling Capital Stratton Small Cap Value Fund (each, an “Acquiring Fund” and, collectively, the “Acquiring Funds”), each a series of the Trust, being filed by the Trust today under the Act, relating to the proposed acquisition by Sterling Capital Stratton Mid Cap Value Fund of substantially all of the assets of Stratton Mid Cap Value Fund, the proposed acquisition by Sterling Capital Stratton Real Estate Fund of substantially all of the assets of Stratton Real Estate Fund, and the proposed acquisition by Sterling Capital Stratton Small Cap Value Fund of substantially all of the assets of Stratton Small Cap Value Fund, and the issuance of shares of beneficial interest of a specified class of each Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization in substantially the form included as Appendix A to the Proxy Statement/Prospectus that is part of the Registration Statement (collectively, the “Agreement and Plan of Reorganization”).

We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares. We have examined the Agreement and Plan of Reorganization, your Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purposes of this opinion. We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to the corresponding originals of all documents submitted to us as copies.

We have assumed, for purposes of this opinion, that, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the parties thereto.

Based upon the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Shares have been duly authorized under Massachusetts law. Upon the original issue and sale of your authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and non-assessable.

Sterling Capital Funds is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the filing of the Registration Statement. We consent to the filing of this opinion with and as part of your Registration Statement.

Sincerely,

Ropes & Gray LLP